EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the Martha Stewart Living Ominmedia, Inc. Omnibus Stock and Option Compensation Plan of our reports dated March 17, 2008, with respect to the consolidated financial statements and schedule of Martha Stewart Living Omnimedia, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting of Martha Stewart Living Omnimedia, Inc. filed with the Securities and Exchange Commission.
/S/ ERNST & YOUNG LLP
New York, New York
May 20, 2008